Exhibit 99.1

FOR IMMEDIATE RELEASE

NASTECH ANNOUNCES 2004 FINANCIAL RESULTS

BOTHELL, WA, March 2, 2005 – Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) today reported financial results for the quarter and year ended December 31, 2004.

Nastech ended 2004 with $74.5 million in cash, cash equivalents and short-term investments compared to $25.1 million at December 31, 2003. In December 2004 we completed the sale of 4.25 million shares of our common stock at $13.50 per share and received net proceeds after expenses of approximately $53.0 million. We also received a $5.0 million license fee from our alliance with Merck during the quarter.

The net loss for the quarter ended December 31, 2004 was $5.9 million or $0.41 per share, compared to a net loss of $5.9 million or $0.50 per share for the quarter ended December 31, 2003. The net loss for the year ended December 31, 2004 was $28.6 million or $2.21 per share compared to a net loss of $2.1 million or $0.20 per share for the year ended December 31, 2003.

The 2004 full year net loss increased compared to the prior year due to several factors, including an 18% increase in operating expenses in 2004, non-recurring prior year revenue from the apomorphine program with Pharmacia, and a prior year gain on the asset sale of Nascobal®.

Research and development expenses decreased $0.1 million for the quarter and increased $4.0 million for the year ended December 31, 2004 compared to the prior year periods, due to the timing of clinical program activities for products under development and increases in R&D investments.

G&A expenses increased $0.5 million for the quarter and $2.3 million for the year ended December 31, 2004 compared to the prior year periods, primarily due to increased legal fees related to business development, amortization of non-cash stock compensation expense and higher accounting and consulting fees related to Sarbanes-Oxley compliance.

“2004 marks a turning point for Nastech, where we successfully achieved our strategic business development and scientific milestones. Our alliance with Merck for worldwide development and commercialization of PYY 3-36 for obesity was important both financially and strategically as it marked the first alliance involving one of our peptide delivery programs. In addition, in the fourth quarter we partnered calcitonin with Par Pharmaceutical, Inc. which we expect will be financially significant following its approval by the FDA and commercial launch. We also advanced our molecular biology-based drug delivery technology, which includes systemic delivery of RNAi-based therapeutics, added to our scientific and management talent and ended the year with a significant increase in our cash resources,” said Steven C. Quay, M.D., Ph.D.,

Chairman, President and CEO of Nastech. “Looking ahead to 2005, we will continue to expand our scientific foundation, advance our PYY, parathyroid hormone and calcitonin programs, and work closely with our alliance partners Merck, Par and others to continue the rapid growth of the company.”

FOURTH QUARTER 2004 AND EARLY 2005 CORPORATE HIGHLIGHTS

•	FDA approval of Nascobal® Nasal Spray for malabsorptive and diet-related vitamin B12 deficiencies, resulting in receipt of a $2.0 million milestone payment. The product will be commercially manufactured by Nastech.

•	Initiation of a clinical trial by Merck for PYY 3-36 Nasal Spray under our co-development and co-promotion alliance completed in September 2004.

•	Entered into a commercialization agreement with Par for our nasal calcitonin for osteoporosis.

•	Continued preclinical and clinical development of our intranasal parathyroid hormone for the treatment of osteoporosis.

•	Completed a public offering of common stock resulting in net proceeds of $53.0 million.

•	Acquired exclusive worldwide rights to patents and patent applications for PYY analogs in the fields of obesity and appetite suppression from the University of Cincinnati.

•	Initiated feasibility studies in Type 2 Diabetes, Alzheimer’s Disease and obesity with several pharmaceutical partners.

CONFERENCE CALL AND WEBCAST INFORMATION

Management will host a conference call to review fourth quarter and full year financial results for the period ended December 31, 2004, and recent business developments. The call is scheduled for today, March 2, 2005, at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). To participate in the live conference call, U.S. residents should dial (800) 811-8824, international callers (913) 981-4903. To access the 24-hour telephone replay, U.S. residents should dial (888) 203-1112, international callers (719) 457-0820. The access code for this conference call and replay is 5887498.

Alternatively, log on to www.nastech.com to access a live webcast or the subsequent 30-day archive. Please connect to the Investor section of Nastech’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary.

ABOUT NASTECH

We are a pharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technology. We and our collaboration partners are developing products for multiple therapeutic areas including obesity and osteoporosis. Additional information about Nastech is available at www.nastech.com.

NASTECH FORWARD-LOOKING STATEMENT

Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech to obtain additional funding; (ii) the ability of Nastech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) Nastech’s and/or a partner’s ability to successfully complete product research and development, including pre-clinical and clinical studies and commercialization; (iv) Nastech’s and/or a partner’s ability to obtain required governmental approvals; and (v) Nastech’s and/or a partner’s ability to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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CONTACTS:

Greg Weaver	Noonan Russo (Investor Relations)
Chief Financial Officer	Matthew Haines
(425) 908-3600	(212) 845-4235
Burns McClellan (Media)
Kathy Jones, Ph.D.
(212) 213-0006

NASTECH PHARMACEUTICAL COMPANY INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)

	Three months ended December 31,		Year ended
	(Unaudited)		December 31,
	2003	2004	2003	2004
Revenue:
License, research and product revenue	$911	$1,451	$19,440	$1,847

Total revenue	911	1,451	19,440	1,847

Costs and expenses:
Cost of product revenue	63	68	498	258
Research and development	5,141	5,053	17,097	21,083
Sales and marketing	262	390	2,377	1,046
General and administrative	1,378	1,861	5,679	7,951

Total operating expenses	6,844	7,372	25,651	30,338

Loss from operations	(5,933)	(5,921)	(6,211)	(28,491)
Gain on sale of product	—	—	4,236	—
Interest income	71	162	227	344
Interest and other expense	(55)	(160)	(393)	(462)

Net loss	$(5,917)	$(5,919)	$(2,141)	$(28,609)

Net loss per common share:
Basic and Diluted	$(0.50)	$(0.41)	$(0.20)	$(2.21)

Shares used in computing net loss per share:
Basic and Diluted	11,839	14,583	10,751	12,955

	December 31,	December 31,
Selected Balance Sheet Data	2003	2004

Cash, cash equivalents and short-term investments (includes restricted cash of $6,271 and $9,000 respectively)	$25,081	$74,474
Accounts receivable, net	89	—
Property, intangibles and other assets	5,968	6,301
Total assets	31,138	80,775
Working capital	14,766	58,362
Accumulated deficit	(54,844)	(83,453)
Stockholders’ equity	17,906	58,148